Meridian Interstate Bancorp, Inc. Completes Stock Repurchase Program

Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer
(978)-977-2211

East Boston, Massachusetts - (February 13, 2009) Meridian Interstate Bancorp, Inc. (Nasdaq – EBSB) announced today that the Company has completed its first stock repurchase program. Under the program, the Company repurchased 414,000 shares of its common stock that will be utilized to fund grants of restricted stock under the Company’s 2008 Equity Incentive Plan, which was approved by stockholders on August 19, 2008.

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Interstate Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s November 13, 2007 prospectus and other filings with the SEC.  Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Interstate Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank is a Massachusetts chartered stock savings bank that operates from 12 full service locations in the greater Boston metropolitan area.  At December 31, 2008, the Company had total assets of $1.1 billion, total deposits of $797 million and total stockholders’ equity of $190 million.